Alan Weinberg, CPA
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (800) 219-4312

Ms. Yaffa Zwebner, President and Director
Battery Control Corp.
20 A Shaarei Torah St.
Jerusalem, Israel 96387

Dear Ms. Zwebner:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the Registration Statement of Battery Control Corp. on Form SB-2 of my report on the financial statements of the Company as its registered independent auditor dated January 10, 2008, as of and for the period ended December 31, 2007. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
January 15, 2008